As filed with the Securities and Exchange Commission on December 30, 2009
Registration No. 333-141849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3 to Form S-3
on
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VION PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	13-3671221 (IRS Employer Identification Number)
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alan Kessman, Chief Executive Officer
Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Paul Jacobs, Esq.
Merrill M. Kraines, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
(212) 318-3000
     Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unissued or unsold hereunder as of the effective date hereof.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 3 on Form S-1 relates to the Registration Statement on Form S-3 (File No. 333-141849), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission by Vion Pharmaceuticals, Inc. (the “Company”) on April 3, 2007. Pursuant to the Registration Statement, the Company registered for resale by certain selling securityholders up to $60,000,000 in principal amount of its 7.75% Convertible Senior Notes due February 15, 2012 and 780,000 shares of its common stock issuable to warrant holders upon exercise of warrants originally issued in connection with such notes. The Company also registered its potential issuance of up to 3,124,998 shares of common stock issuable to noteholders upon conversion of such notes, 854,033 shares of common stock issuable as make-whole payments under such notes, and 820,588 of its common stock in payment of interest on such notes (all of such shares together with the notes and warrant shares registered for resale, collectively the “Securities”).1
     As previously disclosed, on December 17, 2009, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 09-14429). Since filing its petition, the Company has operated as a debtor-in-possession under the jurisdiction of the Bankruptcy Court.
     This Post-Effective Amendment is being filed solely to deregister all of the Securities previously registered under the Registration Statement that remain unissued or unsold as of the date hereof.

[1]	On February 20, 2008, the Company effected a one-for-ten reverse split of all outstanding shares of its common stock and a corresponding decrease in the number of shares of authorized common stock. The share amounts listed above reflect this reverse stock split.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Vion Pharmaceuticals, Inc. has duly caused this Post Effective Amendment No. 3 to Form S-3 on Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Haven, State of Connecticut, on December 30, 2009.

VION PHARMACEUTICALS, INC.
By:	/s/ Howard B. Johnson
Howard B. Johnson
President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* William R. Miller	Chairman of the Board of Directors	December 30, 2009

/s/ Alan Kessman Alan Kessman	Chief Executive Officer (Principal Executive Officer)	December 30, 2009

/s/ Howard B. Johnson	President and Chief Financial Officer
Howard B. Johnson	(Principal Financial Officer)	December 30, 2009

/s/ Karen Schmedlin	VP Finance and Chief Accounting Officer
Karen Schmedlin	(Principal Accounting Officer)	December 30, 2009

* George Bickerstaff	Director	December 30, 2009

Alan C. Sartorelli, Ph.D.	Director

* Ian Williams, D. Phil.	Director	December 30, 2009

* Gary K. Willis	Director	December 30, 2009

*	Director	December 30, 2009
Kevin Rakin

*By:	/s/ Howard B. Johnson
Howard B. Johnson
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
24	Power of Attorney of certain directors and officers of the registrant (included on signature page to the Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (File No. 333-141849) filed with the Commission on January 7. 2009)